UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form 8-K

Current Report
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  03/13/2007

Technitrol, Inc.
(Exact name of registrant as specified in its charter)

Commission File Number:  001-05375

PA	23-1292472
(State or other jurisdiction of	(IRS Employer
incorporation)	Identification No.)

1210 Northbrook Drive, Suite 470, Trevose, PA 19053
(Address of principal executive offices, including zip code)

(215) 355-2900
(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
[  ]   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ]   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ]   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ]   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Information to be included in the report

Item 2.05.    Costs Associated with Exit or Disposal Activities

On March 13, 2007, the management of Technitrol, Inc. committed to exit facilities in Germany and Tunisia associated with the manufacture of electronic coils for automotive ignition and control applications and to relocate capacity to produce such products into company facilities in the People's Republic of China. The reason for the relocation is to reduce production costs and to manufacture in closer proximity to customers in Asia. The company expects the plan to be completed in the first quarter of 2008. The plan is a modification and expansion of an original decision to relocate certain manufacturing operations in the company's Automotive Division which began in the fourth quarter of 2006. Accordingly, severance-related charges of approximately $1 million that were incurred in the fourth quarter are now included as part of the revised plan. Total costs for the plan, comprising employee severance expenses, plant closure costs and relocation, are expected to range between $12 million and $13 million.

Signature(s)

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Technitrol, Inc.

Date: March 19, 2007	By:	/s/ Drew A. Moyer
Drew A. Moyer
Sr. Vice President & CFO